EXHIBIT 99.1

CardioVascular BioTherapeutics, Inc. Places $20,000,000 of Senior Secured Notes

Las Vegas, Nevada, March 22, 2006 - CardioVascular BioTherapeutics, Inc. (CVBT.OB), announced today it has successfully completed the sale in a private placement of $20,000,000 of senior secured notes together with warrants to purchase 705,882 shares of the Company’s common stock.

Daniel C. Montano, CEO of the company, stated, “This funding should carry us through Phase II of our ‘No Option’ Heart Patient and Phase I and II of our Wound Healing clinical trials, and reduce our need for additional capital.”

The notes are convertible at any time at $12 per share. In addition, the notes are convertible after five months from the closing date at 94% of the average of the preceding five days weighted average trading price, if the trading price is lower than $12 per share. Conversion of the senior secured notes into the Company’s common stock is limited to no more than 10% of the original $20,000,000 note balance per month. The notes mature in March 2009, and bear a resetting floating interest rate of three month LIBOR plus 7%. The warrants may be exercised anytime up to the maturity of the notes. The warrant exercise price is $8.50 per share, which is based on a premium of 120% of the ten days prior to closing weighted average trading price. The notes are secured by substantially all of the company’s assets. The full details of the transaction may be found in the agreements as filed with the Securities and Exchange Commission (“SEC”) today.

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CardioVascular BioTherapeutics, Inc. (Stock symbol: CVBT.OB) is a biopharmaceutical company focused on developing a new drug for the treatment of cardiovascular diseases where the growth of new blood vessels can improve the outcome for patients with these diseases. Its drug candidate, Cardio Vascu-GrowTM, is designed to facilitate the growth of new blood vessels in the heart and other tissues with an impaired vascular system.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding our future revenues, cash usage and our cash flow breakeven point are forward looking statements. Factors that might affect actual outcomes include, but are not limited to, FDA approval of Cardio Vascu-GrowTM, market acceptance of CardioVascular BioTherapeutics, Inc. products by our customers, future revenues, future expenses, future margins, cash usage, and financial performance. For a more detailed discussion of these and associated risks, see the company’s most recent documents filed with the Securities and Exchange Commission.

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Cardio Vascu-GrowTM is a trademark of CardioVascular BioTherapeutics, Inc.

SOURCE: CardioVascular BioTherapeutics, Inc.

CardioVascular BioTherapeutics, Inc.

Investor Relations

Phone: (702) 391-4999

investorrelations@cvbt.com

or

Investor Awareness, Inc.

Tony Schor, 847-945-2222

www.investorawareness.com